Exhibit 99.1

Astra Reschedules Fourth Quarter and Year End 2021 Financial Results to March 31, 2022

ALAMEDA, California – March 17, 2022 – Astra Space, Inc. (“Astra”) (Nasdaq: ASTR), today announced it has rescheduled the earnings announcement for the fourth quarter and year ended December 31, 2021, from today after market close to Thursday, March 31, 2022, after market close to coincide with the filing of its Form 10-K for the year ended December 31, 2021 (the “Annual Report”). Astra will host the rescheduled conference call at 1:30pm PT (4:30pm ET) on Thursday, March 31, 2022, to discuss its financial results.

Astra currently expects fourth quarter and year ended 2021 financial results to meet or be more favorable than previously issued guidance. Additionally, cash and cash equivalents are expected to be approximately $325 million as of December 31, 2021.

In conjunction with preparing the Annual Report, Astra recently became aware that at the end of 2021 its filing status changed from non-accelerated filer to large accelerated filer. As a result of this change in status, the Annual Report was due to be filed on March 1, 2022 rather than on March 31, 2022, the date towards which Astra has been working to file the Annual Report.

Astra’s current filing status is based on its public float as of June 30, 2021, which was also the effective date of the closing of Holicity, Inc.’s (now Astra’s) business combination with Astra Space, Inc. (now Astra Space Operations Inc.). At the time of the closing of the business combination, the Company’s filing status was determined to be a non-accelerated filer, and Astra incorrectly believed that its status as a non-accelerated filer, based on its public float, did not need to be remeasured until June 30, 2022. Astra was required to recalculate its public float as of June 30, 2021, and its public float as of that date makes it a large accelerated filer, rather than a non-accelerated filer as it had previously believed. As a result of this change in filing status, Astra is also no longer an emerging growth company.

About Astra Space, Inc.

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch service of any operational launch provider in the world. Astra delivered its first commercial launch to Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

Safe Harbor Statement

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”,

“plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements.

Investor Contact:

Dane Lewis

investors@astra.com

Media Contact:

Kati Dahm

kati@astra.com